EXHIBIT 21

Subsidiaries of Numerex Corp.

Broadband Networks, Inc.
Cellemetry, LLC
Cellemetry Services, LLC
DCX Systems, Inc.
DCX Systems (Australia) PTY Limited (Incorporated in Australia)
Digilog, Inc.
Numerex Government Services, LLC
Numerex International Limited
Numerex Solutions, LLC
Orbit One Communications, LLC
uBlip, Inc.
Uplink Security, LLC

Each of our subsidiaries is owned directly by Numerex Corp.